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                                                                    EXHIBIT 21.1



                        SUBSIDIARIES OF THE REGITRANTS


Crown Theatre Corporation is a wholly-owned subsidiary of Hollywood Theaters, Inc. Hollywood Theaters, Inc. is a wholly-owned subsidiary of Hollywood Theater Holdings, Inc.